UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 5, 2018

Griffin-American Healthcare REIT IV, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55775	47-2887436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in our Current Report on Form 8-K filed on July 30, 2018, September 7, 2018, September 19, 2018, September 26, 2018 and October 4, 2018, we, through GAHC4 Songbird SNF Portfolio, LLC, our wholly-owned subsidiary, entered into a purchase and sale agreement, or the Purchase Agreement, a first amendment to the Purchase Agreement, a second amendment to the Purchase Agreement, a third amendment to the Purchase Agreement and a fourth amendment to the Purchase Agreement, respectively, with Midwest Health Properties, LLC, Petersen - Farmer City, LLC, Petersen Health Care II, Inc., Petersen Health Care III, LLC, Petersen Health Care VIII, LLC, Petersen Health Care XI, LLC, Petersen Health Care XIII, LLC, Petersen Health Group, LLC, Petersen Health Care XII, LLC, Robings, LLC, each referred to as a Seller, or two or more Seller parties referred to as Sellers, Midwest Health Operations, LLC, Petersen Health & Wellness, LLC, Petersen Health Business, LLC, Petersen Health Care - Farmer City, LLC, Petersen Health Care II, Inc., Petersen Health Care VII, LLC, Petersen Health Group, LLC, Petersen Health Quality, LLC, each referred to as a Current Operator, or two or more Current Operator parties referred to as Current Operators, POP, LLC as Tenant, an affiliate of Seller and Current Operator, and Mark B. Petersen as Guarantor, the indirect or direct owner of Sellers, Current Operators and Tenant, in connection with the purchase of certain real property and certain other property and interests relating to the use and operation of 24 healthcare facilities, as set forth in the Purchase Agreement, located in Illinois and Missouri, or Songbird SNF Portfolio, for a contract purchase price of $78,500,000, plus closing costs. Songbird SNF Portfolio, consisting of approximately 625,000 square feet of gross leasable area and 2,104 licensed beds, includes 21 skilled nursing facilities and one assisted living facility located in Illinois and two skilled nursing facilities located in Missouri, and will be 100% leased at time of acquisition.

On October 5, 2018, we entered into a fifth amendment to the Purchase Agreement, as amended, or the Fifth Amendment, with the Sellers and Current Operators. The material terms of the Fifth Amendment extended the due diligence period to October 9, 2018. On October 9, 2018, we entered into a sixth amendment to the Purchase Agreement, as amended, or the Sixth Amendment, with the Sellers, Current Operators, Tenant and Guarantor. The material terms of the Sixth Amendment amend the Purchase Agreement by: (i) modifying certain provisions of the master lease attached as an exhibit to the Purchase Agreement, as amended, that shall be executed upon closing to: (a) specifically identify “Immediate Repairs,” as defined in the Sixth Amendment to be completed within 180 days of closing; (b) include a provision obligating Tenant to perform and complete each of the repairs defined as “Year One CapEx Work,” as set forth in a schedule attached to the Sixth Amendment; (c) provide for Tenant's obligations to implement operational changes set forth in the Sixth Amendment before the respective deadlines set forth in the Sixth Amendment; (d) modify certain insurance requirements; (e) include provisions requiring Tenant at its sole cost and expense to install a commercially reasonable radon mitigation system at three of the facilities in the portfolio and to require Tenant to maintain and comply with the Asbestos Operations and Maintenance Plans set forth in a schedule attached to the Sixth Amendment; and (f) provide for subleases in form and substance substantially similar to the master lease with five subtenant entities; (ii) requiring Seller to direct the title company to pay a portion of the purchase price on the closing date to the United States Department of Treasury - Internal Revenue Service towards the payment of all outstanding and unpaid federal taxes and to provide us with official documentation for such payoff; (iii) requiring Seller to pay the State of Illinois Department of Revenue and the Illinois Department of Employment Security, the amount of all outstanding and unpaid liabilities or contributions and to provide us with all releases of bulk sale stop orders or clearance certificates, as applicable, prior to closing; (iv) requiring Guarantor to indemnify, defend and hold us and “Indemnified Parties,” as defined in the Purchase Agreement, as amended, harmless from and against any and all losses, costs and expenses, claims and damages, suffered or incurred by any of the Buyer Indemnified Parties in connection with, arising out of, or in any way related to the liabilities for state and federal taxes set forth in the Sixth Amendment; (v) including updates to Section 13 of the Purchase Agreement to align conditions to buyer's obligations with the modifications contained in the Sixth Amendment; (vi) including updated provisions regarding title objections and title covenants; and (vii) the waiver of our right to terminate the Purchase Agreement, as amended, under Section 6(b) of the Purchase Agreement.

We anticipate closing this acquisition in the fourth quarter of 2018; however, we can give no assurance that the closing will occur within this timeframe, or at all. The potential acquisition of Songbird SNF Portfolio is subject to substantial conditions to closing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT IV, Inc.
October 11, 2018
By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer